CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$40,451,000	$2,884.16

Pricing supplement no. 639 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 103-A-II dated May 24, 2010	Registration Statement No. 333-155535 Dated May 28, 2010 Rule 424(b)(2)

Structured Investments	$40,451,000
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the Russell 3000® Index, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund due June 17, 2011

General

  The notes are designed for investors who seek a return of 1.5 times the appreciation of each underlying in a weighted diversified basket of three buffered return enhanced components, consisting of the Russell 3000® Index, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund, each of which is subject to a different maximum return as described below, at maturity. Investors should be willing to forgo interest and dividend payments and, if the Ending Underlying Level of any Component Underlying is less than the Starting Underlying Level of any Component Underlying by more than 10%, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing June 17, 2011†
  Minimum denominations of $1,000 and integral multiples thereof
  The notes priced on May 28, 2010and are expected to settle on or about June 7, 2010.

Key Terms

Basket/Basket Components:

The notes are linked to a weighted basket consisting of three buffered return enhanced components (each a “Basket Component,” and together, the “Basket Components”): Russell 3000® Index (the “Component Index”), the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund (each of the latter two, a “Component Fund” and collectively, the “Component Funds”). We refer to each Component Index and Component Fund as a “Component Underlying” and collectively, as the “Component Underlyings.”

Component Underlying	Component Weighting	Buffer Amount	Upside Leverage Factor	Maximum Return*	Downside Leverage Factor

Russell 3000® Index	60%	10%	1.5	18.9075%	1.1111
iShares® MSCI EAFE Index Fund	25%	10%	1.5	26.7075%	1.1111
iShares® MSCI Emerging Markets Index Fund	15%	10%	1.5	29.8575%	1.1111

* The maximum payment at maturity is $1,225.00 per $1,000 principal amount note.
Payment at Maturity:

The amount you will receive at maturity is based on the Basket Return, which in turn is based on the performance of the Basket Components. At maturity, your payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Basket Return)
Basket Return:	The sum of the products of (a) the Component Return of each Basket Component and (b) the Component Weighting of such Basket Component.
Component Return:	With respect to each Basket Component, the Component Return will be calculated as follows:
	Ending Underlying Level	Component Return

	is greater than the Starting Underlying Level	Underlying Return × Upside Leverage Factor, subject to the Maximum Return
	is equal to the Starting Underlying Level or less than the Starting Underlying Level by not more than the buffer amount	0
	is less than the Starting Underlying Level by more than the buffer amount	(Underlying Return + buffer amount) × downside leverage factor

For each Basket Component, if the Ending Underlying Level for the applicable Component Underlying is less than the Starting Underlying Level for such Component Underlying by more than 10%, your return on the notes at maturity may be adversely affected and you may lose some or all of your investment at maturity.

Maximum Return:

With respect to a Basket Component, a percentage that we will determine on the pricing date and that will not be less than the respective percentage set forth above under “Basket/Basket Components.” For example, if the Underlying Return for the Russell 3000® Index is more than 12.605%, the applicable Component Return will be equal to the applicable Maximum Return for the Russell 3000® Index of 18.9075%.

Underlying Return:	With respect to each Component Underlying, the performance of the Component Underlying from the Starting Underlying Level to the Ending Underlying Level, calculated as follows:
Ending Underlying Level – Starting Underlying Level Starting Underlying Level
Starting Underlying Level:

With respect to each Component Underlying, the Index closing level or closing price of such Component Underlying on the pricing date, which was 646.04 for the Russell 3000® Index, $48.32 for the iShares® MSCI EAFE Index Fund and $38.10 for the iShares® MSCI Emerging Markets Index Fund.

Ending Underlying Level:

With respect to each Component Underlying, the arithmetic average of the Index closing levels or closing prices of such Component Underlying on each of the Ending Averaging Dates (multiplied, in the case of the Component Funds, by the applicable Share Adjustment Factor on such date)

Share Adjustment Factor:

1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 103-A-II for further information about these adjustments.

Ending Averaging Dates†:	June 6, 2011, June 7, 2011, June 8, 2011, June 9, 2011 and June 10, 2011
Maturity Date†:	June 17, 2011
CUSIP:	48124ARZ2

†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 103-A-II.

Investing in the Notes Linked to a Basket Consisting of Buffered Return Enhanced Components involves a number of risks. See “Risk Factors” beginning on page PS-9 of the accompanying product supplement no. 103-A-II and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$1,000	$8.50	$991.50

Total	$40,451,000	$343,833.50	$40,107,166.50

(1)

The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-21 of the accompanying product supplement no. 103-A-II.

(2)

J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission of $8.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-81 of the accompanying product supplement no. 103-A-II.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee. The aggregate amount of these fees will be $8.50 per $1,000 principal amount note.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

May 28, 2010

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 103-A-II dated March 24, 2010. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated May 24, 2010 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 103-A-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 103-A-II dated May 24, 2010:
  http://www.sec.gov/Archives/edgar/data/19617/000089109210002109/e38868_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

What Is the Underlying Return for Each Component Underlying and the Corresponding Component Return for Each Basket Component Assuming a Range of Performance for Each Component Underlying?

The following table illustrates the hypothetical Underlying Return for each Component Underlying and the corresponding Component Return for each Basket Component. The hypothetical Underlying Returns and Component Returns set forth below assume a Starting Underlying Level of 650, $50 and $38 for the Russell 3000® Index, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund, respectively, and reflect the Maximum Return of 18.9075%, 26.7075% and 29.8575% for the Basket Components linked to the Russell 3000® Index, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund, respectively. The hypothetical Underlying Returns and Component Returns set forth below are for illustrative purposes only and may not be the actual Underlying Returns and Component Returns applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Russell 3000® Index			iShares® MSCI EAFE Index Fund			iShares® MSCI Emerging Markets Index Fund

Ending Underlying Level	Underlying Return	Component Return	Ending Underlying Level	Underlying Return	Component Return	Ending Underlying Level	Underlying Return	Component Return
1170.00	80.000%	18.9075%	$90.00	80.000%	26.7075%	$68.40	80.000%	29.8575%
1072.50	65.000%	18.9075%	$82.50	65.000%	26.7075%	$62.70	65.000%	29.8575%
975.00	50.000%	18.9075%	$75.00	50.000%	26.7075%	$57.00	50.000%	29.8575%
910.00	40.000%	18.9075%	$70.00	40.000%	26.7075%	$53.20	40.000%	29.8575%
845.00	30.000%	18.9075%	$65.00	30.000%	26.7075%	$49.40	30.000%	29.8575%
780.00	20.000%	18.9075%	$60.00	20.000%	26.7075%	$45.60	20.000%	29.8575%
731.90	12.605%	18.9075%	$58.90	17.805%	26.7075%	$45.56	19.905%	29.8575%
715.00	10.000%	15.0000%	$55.00	10.000%	15.0000%	$41.80	10.000%	15.0000%
682.50	5.000%	7.5000%	$52.50	5.000%	7.5000%	$39.90	5.000%	7.5000%
666.25	2.500%	3.7500%	$51.25	2.500%	3.7500%	$38.95	2.500%	3.7500%
656.50	1.000%	1.5000%	$50.50	1.000%	1.5000%	$38.38	1.000%	1.5000%
650.00	0.000%	0.0000%	$50.00	0.000%	0.0000%	$38.00	0.000%	0.0000%
617.50	-5.000%	0.0000%	$47.50	-5.000%	0.0000%	$36.10	-5.000%	0.0000%
585.00	-10.000%	0.0000%	$45.00	-10.000%	0.0000%	$34.20	-10.000%	0.0000%
520.00	-20.000%	-11.1111%	$40.00	-20.000%	-11.1111%	$30.40	-20.000%	-11.1111%
455.00	-30.000%	-22.2222%	$35.00	-30.000%	-22.2222%	$26.60	-30.000%	-22.2222%
390.00	-40.000%	-33.3333%	$30.00	-40.000%	-33.3333%	$22.80	-40.000%	-33.3333%
325.00	-50.000%	-44.4444%	$25.00	-50.000%	-44.4444%	$19.00	-50.000%	-44.4444%
260.00	-60.000%	-55.5556%	$20.00	-60.000%	-55.5556%	$15.20	-60.000%	-55.5556%
195.00	-70.000%	-66.6667%	$15.00	-70.000%	-66.6667%	$11.40	-70.000%	-66.6667%
130.00	-80.000%	-77.7778%	$10.00	-80.000%	-77.7778%	$7.60	-80.000%	-77.7778%
65.00	-90.000%	-88.8889%	$5.00	-90.000%	-88.8889%	$3.80	-90.000%	-88.8889%
0.00	-100.000%	-100.0000%	$0.00	-100.000%	-100.0000%	$0.00	-100.000%	-100.0000%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the payment at maturity is calculated under various hypothetical circumstances. You should review the following examples in conjunction with the hypothetical table set forth on the previous page, including the underlying assumptions described on the previous page. The hypothetical payments at maturity set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the Russell 3000® Index, the iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI EAFE Index Fund

PS-1

Example 1: The level of the Russell 3000® Index increases from a Starting Underlying Level of 650 to an Ending Underlying Level of 682.50, the price of the iShares® MSCI EAFE Index Fund increases from a Starting Underlying Level of $50 to an Ending Underlying Level of $51.25, and the price of the iShares® MSCI Emerging Markets Index Fund increases from a Starting Underlying Level of $38 to an Ending Underlying Level of $38.38. Because the Ending Underlying Level of each Component Underlying is greater than its Starting Underlying Level, and each of the Underlying Returns of 5% for the Russell 3000® Index, 2.50% for the iShares® MSCI EAFE Index Fund and 1% for the iShares® MSCI Emerging Markets Index Fund, each multiplied by 1.5, does not exceed the applicable Maximum Return of 18.9075%, 26.7075% and 29.8575%, respectively, the Basket Return is calculated as follows:

[(5% x 1.5) x 60%] + [(2.50% x 1.5) x 25%] + [(1% x 1.5) x 15%] = 5.6625%

Accordingly, the investor receives a payment at maturity of $1,056.63 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 5.6625%) = $1,056.63

Example 2: The level of the Russell 3000® Index increases from a Starting Underlying Level of 650 to an Ending Underlying Level of 780, the price of the iShares® MSCI EAFE Index Fund increases from a Starting Underlying Level of $50 to an Ending Underlying Level of $65, and the price of the iShares® MSCI Emerging Markets Index Fund increases from a Starting Underlying Level of $38 to an Ending Underlying Level of $53.20. Because the Ending Underlying Level of each Component Underlying is greater than its Starting Underlying Level, and each of the Underlying Returns of 20.00% for the Russell 3000® Index, 30.00% for the iShares® MSCI EAFE Index Fund and 40.00% for the iShares® MSCI Emerging Markets Index Fund, each multiplied by 1.5, exceeds the applicable Maximum Return of 18.9075%, 26.7075% and 29.8575%, respectively, the Basket Return is calculated as follows:

(18.9075% x 60%) + (26.7075% x 25%) + (29.8575% x 15%) = 22.50%

Accordingly, the investor receives a payment at maturity of $1,225.00 per $1,000 principal amount note, which reflects the maximum payment at maturity, calculated as follows:

$1,000 + ($1,000 x 22.50%) = $1,225.00

Example 3: The level of the Russell 3000® Index increases from a Starting Underlying Level of 650 to an Ending Underlying Level of 780, the price of the iShares® MSCI EAFE Index Fund increases from a Starting Underlying Level of $50 to an Ending Underlying Level of $51.25, and the price of the iShares® MSCI Emerging Markets Index Fund increases from a Starting Underlying Level of $38 to an Ending Underlying Level of $38.38. Because the Ending Underlying Level of each Component Underlying is greater than its Starting Underlying Level, and the Underlying Return of 20.00% for the Russell 3000® Index multiplied by 1.5 exceeds the applicable Maximum Return of 18.9075%, while each of the Underlying Returns of 2.50% for the iShares® MSCI EAFE Index Fund and 1% for the iShares® MSCI Emerging Markets Index Fund, each multiplied by 1.5, does not exceed the applicable Maximum Return of 26.7075% and 29.8575%, respectively, the Basket Return is calculated as follows:

(18.9075% x 60%) + [(2.50% x 1.5) x 25%] + [(1% x 1.5) x 15%] = 12.507%

Accordingly, the investor receives a payment at maturity of $1,125.07 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 12.507%) = $1,125.07

Example 4: The level of the Russell 3000® Index decreases from a Starting Underlying Level of 650 to an Ending Underlying Level of 585, the price of the iShares® MSCI EAFE Index Fund decreases from a Starting Underlying Level of $50 to an Ending Underlying Level of $45, and the price of the iShares® MSCI Emerging Markets Index Fund decreases from a Starting Underlying Level of $38 to an Ending Underlying Level of $34.20. Because the Ending Underlying Level of each Component Underlying is less than its Starting Underlying Level by not more than 10%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 5: The level of the Russell 3000® Index decreases from a Starting Underlying Level of 650 to an Ending Underlying Level of 455, the price of the iShares® MSCI EAFE Index Fund decreases from a Starting Underlying Level of $50 to an Ending Underlying Level of $40, and the price of the iShares® MSCI Emerging Markets Index Fund decreases from a Starting Underlying Level of $38 to an Ending Underlying Level of $22.80. Because the Ending Underlying Level of each Component Underlying is less than its Starting Underlying Level by more than 10%, the Basket Return is calculated as follows:

{[(-30% + 10%) x 1.1111] x 60%} + {[(-20% + 10%) x 1.1111] x 25%} + {[(-40% + 10%) x 1.1111] x 15%} = -21.1109%

Accordingly, the investor receives a payment at maturity of $788.89 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x -21.1109%) = $788.89

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the Russell 3000® Index, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund

PS-2

Example 6: The level of the Russell 3000® Index decreases from a Starting Underlying Level of 650 to an Ending Underlying Level of 455, the price of the iShares® MSCI EAFE Index Fund decreases from a Starting Underlying Level of $50 to an Ending Underlying Level of $45, and the price of the iShares® MSCI Emerging Markets Index Fund decreases from a Starting Underlying Level of $38 to an Ending Underlying Level of $22.80. Because the Ending Underlying Level of the iShares® MSCI EAFE Index Fund is less than its Starting Underlying Level by not more than 10% and the Ending Underlying Level of each of the other Component Underlyings is less than its Starting Underlying Level by more than 10%, the Basket Return is calculated as follows:

{[(-30% + 10%) x 1.1111] x 60%} + 0% + {[(-40% + 10%) x 1.1111] x 15%} = -18.33315%

Accordingly, the investor receives a payment at maturity of $816.67 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x -18.33315%) = $816.67

Example 7: The level of the Russell 3000® Index increases from a Starting Underlying Level of 650 to an Ending Underlying Level of 682.50, the price of the iShares® MSCI EAFE Index Fund decreases from a Starting Underlying Level of $50 to an Ending Underlying Level of $40, and the price of the iShares® MSCI Emerging Markets Index Fund decreases from a Starting Underlying Level of $38 to an Ending Underlying Level of $22.80. Because the Ending Underlying Level of the Russell 3000® Index is greater than its Starting Underlying Level, and the Underlying Return of 5% multiplied by 1.5 does not exceed the applicable Maximum Return of 18.9075%, and the Ending Underlying Level of each of the other Component Underlyings is less than its Starting Underlying Level by more than 10%, the Basket Return is calculated as follows:

[(5% x 1.5) x 60%] + {[(-20% + 10%) x 1.1111] x 25%} + {[(-40% + 10%) x 1.1111] x 15%} = -3.2777%

Accordingly, the investor receives a payment at maturity of $967.22 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x -3.2777%) = $967.22

Selected Purchase Considerations

  APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Underlying Return for each Component Underlying by 1.5, up to the Maximum Return of 18.9075% for the Russell 3000® Index, 26.7075% for the iShares® MSCI EAFE Index Fund and 29.8575% for the iShares® MSCI Emerging Markets Index Fund. Accordingly, the maximum payment at maturity is $1,225.00 per $1,000 principal amount note. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the principal amount of the notes is protected if the Ending Underlying Level of each Component Underlying is less than the applicable Starting Underlying Level by up to 10%. If the Ending Underlying Level of a Component Underlying is less than the Starting Underlying Level by more than 10%, for every 1% decline of the Component Underlying beyond 10%, the Component Return for the Basket Component linked to such Component Underlying will be reduced by 1.1111%.
  DIVERSIFICATION AMONG THE COMPONENT UNDERLYINGS — Because the Basket Component linked to the Russell 3000® Index makes up 60% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend significantly on the performance of the Russell 3000® Index.
  The return on the notes is linked to a weighted basket consisting of three buffered return enhanced components, each linked to the Russell 3000® Index, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund, respectively. The Russell 3000® Index is designed to represent the broad U.S. equity market. The Russell 3000® Index consists of the 3,000 stocks included in the Russell 1000® Index and the Russell 2000® Index, which are subsets of the Russell 3000E™ Index, and represents approximately 98% of the U.S. equity market. The iShares® MSCI EAFE Index Fund is an exchange-traded fund of iShares® Trust, a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index. The MSCI EAFE® Index is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and those in Europe and Asia. The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund of iShares, Inc., which is a registered investment company that consists of numerous separate investment portfolios. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets as measured by the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a free-float adjusted average of the U.S. dollar values of all of the equity securities constituting the MSCI indices for selected emerging markets countries. We refer to each of the MSCI EAFE Index and the MSCI Emerging Markets Index as an “Underlying Index” and collectively, as the “Underlying Indices.” For additional information about each Component Underlying, see the information set forth under “The Russell 3000® Index,” “The iShares® MSCI EAFE Index Fund” and “The iShares® MSCI Emerging Markets Index Fund” in the accompanying product supplement no. 103-A-II.

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the Russell 3000® Index, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund

PS-3

  TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 103-A-II. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the notes as “open transactions” for U.S. federal income tax purposes that, subject to the discussion of the “constructive ownership” rules below, generate long-term capital gain or loss if held for more than one year. The notes may be treated as subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. If all or any portion of the notes were treated as “constructive ownership transactions,” there would be a presumption that all long-term capital gain is subject to recharacterization as ordinary income unless the contrary is demonstrated by clear and convincing evidence. It is not clear how the "net underlying long-term capital gain" should be determined under Code Section 1260 in the case of an instrument, like the notes, linked to a Basket consisting of the Russell 3000 Index, the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund. The IRS could, for example, assert that any long-term capital gain you realize, to the extent in excess of the amount of long-term capital gain you can establish would have been realized if you had invested 25% and 15%, respectively, of your initial investment on the issue date in the iShares MSCI EAFE Index Fund shares and the iShares MSCI Emerging Markets Index Fund shares, and sold those shares at the time of sale, exchange or redemption of your notes, should be recharacterized as ordinary income, with the resulting tax subject to an interest charge as if the income had accrued on a constant-yield basis. Our tax counsel is unable to express an opinion as to whether or to what extent the constructive ownership rule might apply to an investment in the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

  The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, the Basket Components, the Component Underlyings or any of the equity securities included in the Component Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 103-A-II dated May 24, 2010.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Component Underlyings and will depend on whether, and the extent to which, the Underlying Return of each Component Underlying is positive or negative. Your investment will be exposed to loss on a leveraged basis if the Ending Underlying Level for any Component Underlying is less than the Starting Underlying Level for such Component Underlying by more than the 10%.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, we are currently one of the companies that make up the Russell 3000® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Russell 3000® Index and the notes.

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the Russell 3000® Index, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund

PS-4

  THE COMPONENT RETURN FOR EACH BASKET COMPONENT IS LIMITED TO THE APPLICABLE MAXIMUM RETURN — If the Ending Underlying Level of a Component Underlying is greater than its Starting Underlying Level, the Component Return for the Basket Component linked to such Component Underlying will not exceed the Maximum Return of 18.9075%, 26.7075% and 29.8575% for the Russell 3000® Index, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund, respectively, regardless of the appreciation in the applicable Component Underlying, which may be significant. Accordingly, your payment at maturity will not exceed $1,225.00 for each $1,000 principal amount note.
  CHANGES IN THE VALUES OF THE COMPONENT UNDERLYINGS MAY OFFSET EACH OTHER — Price movements in the Component Underlyings may not correlate with each other. At a time when the value of one or more of the Component Underlyings increases, the value of the other Component Underlyings may not increase as much or may even decline. Therefore, in calculating the Basket Return, increases in the value of one or more of the Component Underlyings may be moderated, or more than offset, by lesser increases or declines in the value(s) of the other Component Underlying or Component Underlyings. For example, assuming the Maximum Return for each Basket Component is equal to the applicable percentage set forth on the front cover of this pricing supplement, the negative, weighted Component Return resulting from a 20% decline in the Russell 3000® Index would more than offset the positive, weighted Component Returns resulting from any and all appreciation in both the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund, which appreciation may be significant.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any of the Component Underlyings would have.
  THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held by the Component Funds, which together comprise 40% of the Basket, are converted into U.S. dollars for the purposes of calculating the net asset value of such Component Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the countries represented in the Component Funds. Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities held by the Component Funds. If, taking into account such weighting, the U.S. dollar strengthens against the respective component currencies, the value of the applicable Component Fund, and consequently, the Basket Return, will be adversely affected and the payment at maturity may be reduced.
  Of particular importance to potential currency exchange risk are:
    existing and expected rates of inflati0n;
    existing and expected interest rate levels;
    the balance of payments; and
    the extent of government surpluses or deficits in the component countries and the United States of America.
  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of issuing countries of such currencies and the United States and other countries important to international trade and finance.
  THERE ARE RISKS ASSOCIATED WITH THE COMPONENT FUNDS — Although shares of the Component Funds are listed for trading on NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on NYSE Arca and other national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Component Funds or that there will be liquidity in the trading market. The Component Funds are subject to management risk, which is the risk that the investment strategies of their investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. BlackRock Fund Advisors (“BFA”) is currently the investment adviser for the Component Funds. BFA may invest up to 10% of a Component Fund’s assets in securities not included in the applicable Underlying Index, futures contracts, options on futures contracts, other types of options and swaps related to the applicable Underlying Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates. Any such action could adversely affect the market price of the shares of either or both of the Component Funds, and consequently, the Basket Return and the value of the notes.

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the Russell 3000® Index, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund

PS-5

  DIFFERENCES BETWEEN THE COMPONENT FUNDS AND THEIR RESPECTIVE UNDERLYING INDICES — The Component Funds do not fully replicate their respective Underlying Indices, and their performance will reflect additional transaction costs and fees that are not included in the calculation of the respective Underlying Indices, all of which may lead to a lack of correlation between the Component Funds and their respective Underlying Indices. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Component Funds and their respective Underlying Indices. Finally, because the shares of the Component Funds are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of a Component Fund may differ from the net asset value per share of such Component Fund. For all of the foregoing reasons, the performance of the Component Funds may not correlate with the performance of their respective Underlying Indices.
  NON-U.S. SECURITIES RISK — The foreign equity securities held by the Component Funds have been issued by non-U.S. companies. Investments in notes linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.
  EMERGING MARKETS RISK — The foreign equity securities held by the iShares® MSCI Emerging Markets Index Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.  Any of the foregoing could adversely affect the market value of shares of the iShares® MSCI Emerging Markets Index Fund and the notes.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  THE ANTI-DILUTION PROTECTION FOR THE COMPONENT FUNDS IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for a Component Fund for certain events affecting the shares of such Component Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of each Component Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level or price of the Component Underlyings on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility of the Component Underlyings;
    the time to maturity of the notes;
    the dividend rates on the equity securities underlying the Component Underlyings;
    interest and yield rates in the market generally as well as in the markets of the equity securities underlying the Component Underlyings;
    a variety of economic, financial, political, regulatory and judicial events;
    the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which the equity securities held by the Component Funds are denominated and the correlation between those rates and the prices of shares of the Component Funds;
    the occurrence of certain events to the Component Funds that may or may not require an adjustment to the Share Adjustment Factor; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the Russell 3000® Index, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund

PS-6

Historical Information

The following graphs show the historical weekly performance of the Russell 3000® Index, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund from January 7, 2005 through May 28, 2010. The Index closing level of the Russell 3000® Index on May 28, 2010 was 646.04. The closing price of one share of the iShares® MSCI EAFE Index Fund on May 28, 2010 was $48.32. The closing price of one share of the iShares® MSCI Emerging Markets Index Fund on May 28, 2010 was $38.10.

We obtained the various closing levels and prices of the Component Underlyings below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets. The historical prices set forth in the graph below for the iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI EAFE Index Fund have been adjusted for 3-for-1 stock splits that went effective on June 9, 2005 and July 24, 2008. The historical levels and prices of each Component Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level or price of any Component Underlying on any of the Ending Averaging Dates. We cannot give you assurance that the performance of the Component Underlyings will result in the return of any of your initial investment.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the settlement date set forth on the front cover of this pricing supplement, which will be the fifth business day following the pricing date of the notes (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the pricing date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the Russell 3000® Index, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund

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